Exhibit 99.1

Exhibit 99.1.	Full text of the press release regarding installation of Digital Signage Network
New York, April 2, 2008 /PRNEWSWIRE/ PSI Corp. (Pink Sheets: PSCP) is announcing its first installations of its Digital Signage Network with its partner Hospital Media Network (HMN).
David Foni, Chairman and CEO of PSI Corp stated, “These installations were the result of a cooperative process between Health Hospitals Corp (HHC), HMN and PSI Corp. The New York City Hospitals that received the Digital Signage Network are now positioned to improve communications, provide dynamic proprietary health programming and allow advertisers unique access to a specific audience.”
David Foni further stated, “We will have installations of approximately 60 LCD screens by the end of April and have a healthy backlog with the HHC and other Hospitals.”
Christopher Culver, CEO of HMN added “Hospital Media Network is thrilled to launch the first digital communications network in Hospitals with the PSI network. This state of the art technology will revolutionize communications to patients, visitors and staff in the healthcare industry in the United States.”
About PSI Corp: provides interactive customer communications systems and applications that support the targeted marketing programs at point-of-purchase (POP) service and information. The company has two vertical products: full motion video digital signage and full service Cash Express TM Kiosks/ ATM. Forward-looking statements made in this release are made pursuant to the “safe harbor” provision of the Private Securities Reform Act of 1995. Forward-looking statements made by PSI Corp are not a guarantee of future performance.
For Information Contact:
David Foni (719) 359-5533